Marina Biotech Acquires DyrctAxess™ Technology Platform to Support Sales and Marketing of Prestalia®

City of Industry, CA – July 24, 2017 – Marina Biotech, Inc. (OTCQB: MRNA), a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for disease intersections of arthritis, hypertension and cancer, announced today that it has acquired DyrctAxess™ Technology Platform from Symplmed Pharmaceuticals Inc. DyrctAxess™ offers enhanced efficiency, control and information to empower patients, physicians and manufacturers to help achieve optimal care. The secure, web-based, HIPAA-compliant platform provides:

●	Direct fulfillment of physician prescriptions at a fixed cost to patients
●	Easy prescription, tracking and refill management via mobile applications (iPhone and Android)
●	Real-time monitoring and communications between patients and physicians
●	Complete database capture of insurance reimbursement and transparency of co-pay and coverage positions
●	Automatic patient reminders and refills
●	Enhanced security with 128 bit SSL

Prestalia® will continue to be marketed using DyrctAxess™, which drove strong compliance and patient engagement when developed by Symplmed. Prestalia® is currently protected by two patents listed in the U.S. Food and Drug Administration’s (FDA) publication Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. The two Prestalia patents (6696481 and 7846961) offer product exclusivity until 2029.

The acquisition of DyrctAxess™ follows the recent acquisition of Prestalia and continues Marina’s process of building a commercial organization which can support multiple products. Erik Emerson, Chief Commercial Officer of Marina Biotech, stated, “We will be building our sales and marketing capabilities around DyrctAxess™ with an eye toward building a commercial organization focused on efficiency, meeting patient needs and enhancing our patients’ experience.” Mr. Emerson continued, ‘We look forward to leveraging this platform for products developed organically and those we pursue through licensing efforts.”

About Prestalia®

Prestalia® contains perindopril arginine, an ACE inhibitor, and amlodipine, a dihydropyridine calcium channel blocker, and is indicated for the treatment of hypertension to lower blood pressure. Prestalia® may be used in patients whose blood pressure is not adequately controlled on monotherapy. Prestalia® may be used as initial therapy in patients likely to need multiple drugs to achieve blood pressure goals. Lowering blood pressure reduces the risk of fatal and nonfatal cardiovascular events, primarily strokes and myocardial infarctions. These benefits have been seen in controlled trials of antihypertensive drugs from a wide variety of pharmacologic classes, including amlodipine and the ACE inhibitor class to which perindopril principally belongs.

FDA approval of Prestalia® was based on data from the 837-patient Phase III PATH trial (Perindopril Amlodipine for the Treatment of Hypertension). The study demonstrated that the fixed-dose combination of perindopril arginine with amlodipine besylate in a single pill was significantly better than either compound alone in reducing both sitting diastolic and sitting systolic blood pressure after six weeks of treatment. It also suggested that the combination may provide a better benefit/risk ratio than either treatment alone.

About Marina Biotech

Marina Biotech’s focus is to treat the intersection of arthritis, pain, hypertension, and oncology diseases using combination therapies of already approved drugs. The company is developing and commercializing late stage, non-addictive pain therapeutics. The company’s ‘next-generation of celecoxib,’ including IT-102 and IT-103, are designed to control the dangerous side-effect of edema that prohibits the drug from being prescribed at higher doses. These have the potential of replacing opioids and combatting the opioid epidemic. Additionally we are developing therapeutic microbiome using the only orally bioavailable siRNAs platform against FAP and IBD. Additional information about Marina Biotech is available at http://www.marinabio.com.

About Symplmed

Symplmed Pharmaceuticals is a private pharmaceutical company optimizing the value of its medicines and those of its industry partners by streamlining the prescription process, from fulfillment and payment to therapeutic compliance and outcomes monitoring. The Company’s patented technology platform, DyrctAxess™, enables direct delivery of medications to a patient’s home and addresses the problem of unfilled prescriptions. Symplmed is taking a therapeutic area approach, ensuring that medications necessary to manage a particular disease state are available through its DyrctAxess platform.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to successfully integrate its business operations with those of IthenaPharma; (ii) the ability of Marina Biotech to obtain funding to support its clinical development; (iii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iv) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (v) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (vi) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

PR Contact

Falguni Trieu

Email: ftrieu@marinabio.com

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